Exhibit 10.5

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THE INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH “[REDACTED]” TO INDICATE WHERE REDACTIONS HAVE BEEN MADE.

FORM OF

MANAGEMENT SERVICES AGREEMENT

[_____________________]

THIS AGREEMENT, dated as of the [___] day of [__________], 20__ (the “Effective Date”) is made and entered into by and between [___________________], [_______________________] (“Owner”) and TREV OPCO LLC, a Delaware limited liability company (“Service Provider”).

WITNESSETH:

WHEREAS, Owner owns one hundred percent (100%) of the interests in [_____], a [______] (“PropCo”);

WHEREAS, PropCo owns that certain real property commonly referred to as “[__________]”, containing a [____] unit, [______] bed student housing community, as further identified and described in Schedule A, attached hereto (the “Property”);

WHEREAS, Service Provider is in the business of providing the Services (as defined below);

WHEREAS, Owner desires to engage Service Provider as an independent contractor to provide the Services with respect to Owner, PropCo and the Property, as applicable, and Service Provider desires to accept such appointment upon the terms, covenants, conditions and provisions of this Agreement; and

WHEREAS, Owner is governed by that certain [Limited Liability Company Agreement of Owner], dated as of the date hereof, by and among Service Provider [,][and] [_____] (“Ares”) [and [_____] (“T-Holdco”)] (as it may be amended, restated or supplemented from time to time, the “LLC Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings given such terms in the LLC Agreement).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Owner and Service Provider mutually agree as follows:

ARTICLE 1

APPOINTMENT OF SERVICE PROVIDER

1.01

Appointment of Service Provider.  Owner appoints Service Provider to provide the Services (as hereinafter defined) for Owner, PropCo and the Property, as applicable, upon the terms and conditions set forth in this Agreement. Service Provider accepts such appointment on the terms and conditions set forth herein.

1.02

Independent Contractor Status.  Service Provider is not the general agent of Owner or PropCo, but, is instead engaged in the business of providing the Services as an independent contractor, and in that capacity, is providing the Services for the Property. No provision hereof shall be construed to constitute Service Provider or any of its officers or employees as an employee or employees of Owner or PropCo, nor shall any provision of this Agreement be construed as creating a partnership or joint venture between Service Provider and Owner or PropCo. Neither Owner nor PropCo shall have the power to bind Service Provider, and Service Provider shall not have the power to bind Owner or PropCo, in each case, except pursuant to the terms of this Agreement. This Agreement is not intended to provide or create any agency relationship between Owner or PropCo, on the one hand, and Service Provider, on the other hand, and Service Provider shall have no right or authority, express or implied, to commit or otherwise obligate Owner or PropCo in any manner whatsoever, except as expressly provided herein, and Service Provider agrees that it shall not hold itself out as having authority to act on behalf of Owner or PropCo in any manner, except as expressly provided herein. Notwithstanding the foregoing, but subject to Section 4.02 below, Service Provider shall not be liable for any monetary obligation or expenditure incurred on behalf of the Property or Owner or PropCo within the scope of Service Provider’s authority pursuant to this Agreement.

1.03	Restrictions on Service Provider’s Authority.

a.	Service Provider and Owner agree that under any circumstances where any action, expenditure, decision, commitment, agreement or consent would, under (i) this Agreement require approval of Owner and (ii) the LLC Agreement, require the approval of Ares or all of the members of the Owner, Service Provider shall not have the authority under this

Agreement to take such action, make such expenditure, decision, commitment or agreement or grant such consent without the written approval of Ares or all of the members of Owner, as applicable.

[Service Provider acknowledges that this Agreement is an “Administrative Member Affiliate Agreement” within the meaning of the LLC Agreement, and Ares and Investments Pooling (as defined therein) have certain rights with respect to the Property and this Agreement as specified therein, including, without limitation, the right to terminate this Agreement pursuant to [Section 6.12] of the LLC Agreement. Service Provider further acknowledges that Investments Pooling intends to qualify as a “real estate operating company” within the meaning of the Plan Asset Regulation (as defined in the LLC Agreement), has additional rights with respect to the Property as provided in [Section 1.10] of the LLC Agreement, and agrees that Service Provider shall not take any action that undermines or abrogates Ares’ or Investments Pooling’s rights under this Agreement or the LLC Agreement.]

ARTICLE 2

TERM OF AGREEMENT

2.01	Term of Agreement. This Agreement shall commence upon the Effective Date and shall continue until terminated as provided in Article 6.

ARTICLE 3

SERVICE PROVIDER’S DUTIES AND RESPONSIBILITIES

3.01

Services.  Subject to the provisions of this Agreement and the LLC Agreement and at the direction of Owner, Service Provider shall perform the Services at all times in the best interest of Owner and shall act with the care, skill, prudence and diligence that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims notwithstanding any other duty existing at law or in equity and, in all cases, subject to and in accordance with: (a) the Approved Budget and Business Plan (as defined below); and (b) applicable law and rulings and orders of governmental authorities having jurisdiction over Owner, PropCo and the Property (the “Performance Standard”); provided, however, the Service Provider shall have no responsibility for any losses, claims or liabilities resulting from (i) any action or omission taken at the direction of or with the approval of Owner or Ares, or (ii) failing to take any action hereunder which such action requires the approval of Owner or Ares if Owner or Ares, as applicable, fail to timely grant such approval. Subject to the terms and provisions of this Agreement, Service Provider shall, with the Approval and direction of Owner and/or Ares (to the extent such Approval and/or direction is required under the LLC Agreement) (collectively, the “Services”):

(a)use efforts consistent with the Performance Standard, subject to the availability of Owner’s funds,  to do any and all acts and things necessary, proper, convenient or advisable to effectuate the purposes of Owner and to direct Owner in accordance with the terms of the LLC agreement and this Agreement;

(b)use efforts consistent with the Performance Standard to cause Owner to cause the PropCo to enter into any lease or other arrangement, the economic terms of which are consistent with or more favorable to Owner and PropCo than those contained in the Approved Budget and Business Plan;

(c)use efforts consistent with the Performance Standard, subject to the availability of Owner’s funds, to cause Owner to cause PropCo to perform all of its obligations under all leases affecting the Property;

(d)to the extent the Property Manager is an Affiliate of Service Provider, cause the Property Manager to perform all of its obligations under the Management Agreement, and to the extent the Property Manager is an unaffiliated third party, use efforts consistent with the Performance Standard, to cause the Property Manager to perform all of its obligations under the Management Agreement;

(e)use efforts consistent with the Performance Standard to appropriately supervise third-party consultants, service providers, contractors and vendors (including, without limitation, any general contractor and any architect) engaged to assist with the management, maintenance, improvement and operation of the Property[, including, without limitation, the Renovation Consultant];

(f)subject to the availability of Owner’s funds, implement all decisions of and actions Approved by Ares and all Major Acts Approved by the Members in accordance with this Agreement and the LLC Agreement;

(g)subject to the prior Approval of Ares in each instance, and subject to the availability of Owner’s funds, cause Owner and/or PropCo to execute and deliver such documents, agreements and instruments, as Service Provider shall Approve as reasonable and necessary to accomplish the purposes of Owner, and Owner acknowledges that such execution by Service Provider shall be sufficient to bind, and shall be binding upon, Owner for all purposes and third parties shall be entitled to rely on the authority of Service Provider to take any such action on behalf of Owner;

(h)use efforts consistent with the Performance Standard, subject to the availability of Owner’s funds, perform the day-to-day investment and administrative operations of Owner, including the preparation, filing and distribution of all reports, budgets, business plans, certifications, materials necessary for Owner’s accountants to prepare tax returns, and other communications required by law, the LLC Agreement or any other agreement entered into by Owner or PropCo and such bookkeeping, recordkeeping and clerical services to Owner and PropCo as Owner may require in connection with the foregoing;

(i)prepare and submit the Proposed Budget and Business Plan for review and approval by Owner and Ares as further set forth in Section 3.[__] below[;][.]

[(j)use efforts consistent with the Performance Standard, subject to the availability of Owner’s funds, to cause (A) the General Contractor to perform all of its obligations under the Construction Contract, (B) Project Architect to perform all of its obligations under the Project Architect Agreement, and (C) all other contractors, service providers, consultants, and vendors to perform all of their obligations with respect to the Renovation Work; and

(k)use efforts consistent with the Performance Standard, subject to the availability of Owner’s funds, to perform those certain responsibilities with respect to the Renovation Work as set forth on [Schedule B] attached hereto.]

Unless otherwise specifically provided in this Agreement, all services and actions that Service Provider is required or permitted to perform or take, or cause to be performed or taken, under this Agreement shall be performed or taken, as the case may be, on behalf of Owner and, except as specifically otherwise provided for herein, at Owner’s sole cost, expense, and risk. For the avoidance of doubt, Service Provider shall not be required to advance its own funds on behalf of Owner to fulfill any obligation under this Agreement.

3.02	Annual Budget and Business Plan.

(a)Service Provider shall prepare or cause to be prepared a proposed annual budget and business plan for the Property, PropCo and Owner relating to the operation, management, leasing, development, renovation and sale of the Property and the operation of Owner and PropCo for each Fiscal Year of Owner, PropCo and the Property (each such proposed budget and business plan being referred to herein as the “Proposed Budget and Business Plan”).  Each Proposed Budget and Business Plan shall include the proposed leasing parameters for the Property for the ensuing Fiscal Year as well as a copy of the standard form of the lease to be used at the Property.  Each Proposed Budget and Business Plan shall be delivered to Ares for its review and Approval not later than August 1 of the Fiscal Year preceding the Fiscal Year to which such Proposed Budget and Business Plan relates.  In addition to the proposed leasing parameters, each Proposed Budget and Business Plan shall contain an amount to be added to, or expended from, separate Reserves for (A) payment of real estate taxes, (B) insurance, (C) capital improvements, and (D) other Reserves (including those required pursuant to the terms of any Financing Documents), in an amount with respect to each such Reserve equal to the greater of (1) the amount required to be added to such Reserve during such year by any Lender, and (2) the amount that Ares Approves under the circumstances.

(b)Within thirty (30) days after a Proposed Budget and Business Plan is submitted to the Members, Ares shall notify Service Provider in writing (A) that it Approves the Proposed Budget and Business Plan or (B) of the revisions Ares believes should be made to such Proposed Budget and Business Plan for such Fiscal Year. Service Provider shall revise the Proposed Budget and Business Plan to reflect all revisions proposed by Ares.  If Ares fails to respond within such thirty (30) day period, Ares shall be deemed to NOT have Approved the Proposed Budget and Business Plan.  The Proposed Budget and Business Plan once revised by Service Provider (if applicable) and Approved by Ares and Approved by Owner shall be referred to herein as the “Approved Budget and Business Plan.”  If the Proposed Budget and Business Plan for any Fiscal Year shall not be Approved by Ares, Owner shall operate the Property pursuant to the Proposed Budget and Business Plan for such year with respect to those portions Approved by Ares and Owner and, with respect to those portions not Approved by Ares, in accordance with the prior year’s Approved Budget and Business Plan (except for any expenditures that are not Necessary Expenditures, which non-Necessary Expenditures shall be deemed removed from such prior year’s Approved Budget and Business Plan).

(c)Notwithstanding anything to the contrary contained herein, Service Provider shall not make any expenditure of Owner funds, or commit to make any such expenditure, except as expressly provided for and in accordance with [the Renovation Work Budget or] an Approved Budget and Business Plan.

3.03

Meetings.  Service Provider covenants to meet with Owner and Ares [(and, at Ares’ request, the Renovation Consultant)] every two (2) weeks (and otherwise, as reasonably requested by Ares) so as to review and consult with Ares [and/or the Renovation Consultant, as applicable,] with respect to any and all matters concerning Owner and the Property which Ares [and/or the Renovation Consultant, as applicable,] may reasonably desire to discuss (it being agreed that, at the request of Ares or Service Provider, such meeting will take place by phone or video conference).  Ares [and/or the Renovation Consultant] may request to schedule regular onsite visits to and inspections of the Property and to schedule and attend construction review meetings with Owner upon reasonable advance notice to Service Provider.

ARTICLE 4

OWNER’S DUTIES AND RESPONSIBILITIES

4.01

Service Provider’s Compensation.  Owner agrees to pay Service Provider, as compensation for services rendered by Service Provider in accordance with the terms of this Agreement, the compensation specified in the attached Schedule C (collectively, the “Fees”).

4.02

Service Provider’s Costs to be Reimbursed.  Subject to Owner’s obligation to pay the Fees in accordance with Section 4.01, Service Provider will assume and pay all of its own employee expenses (including compensation and employee benefits) and all of its own overhead expenses (including rent, utilities, insurance, accounting and management software, office supplies and office equipment) in connection with the services to be provided by it hereunder except for any expense line item contemplated to be reimbursed to Service Provider in accordance with an Approved Budget and Business Plan; provided, however, that Service Provider shall not be required to pay expenses constituting Owner or PropCo expenses and if Service Provider pays any expenses constituting Owner or PropCo expenses, then, to the extent Service Provider is not reimbursed therefor under the LLC Agreement, Owner or PropCo, as applicable, shall promptly reimburse Service Provider for any such payments.  For the avoidance of doubt, Service Provider shall have the right to retain a third party consultant or service provider approved by Owner to assist with any REIT compliance services delegated to Service Provider pursuant to Section 7.01 and to be reimbursed by Owner for the out-of-pocket costs for such third party consultant or service provider.

ARTICLE 5

INDEMNIFICATION

5.01   Indemnification.

a.	Owner shall indemnify, defend and hold harmless Service Provider, its agents, employees, members, directors, officers, stockholders and trustees from and against all claims, liabilities, losses, damages, and/or expenses (“Claims”) incurred by or otherwise asserted against any of the foregoing arising out of Service Provider’s performance under this Agreement; provided, such indemnification shall not apply

(i) if and to the extent Service Provider and the matter is fully indemnified by Owner’s insurance maintained pursuant to the LLC Agreement; (ii) to any matter for which Service Provider has agreed to indemnify Owner under this Agreement; or (iii) to the extent Service Provider shall have failed to maintain the insurance required to be maintained by Service Provider under this Agreement and such bond or insurance would have defended and paid for such matter. Owner, at its own cost and expense, shall defend any action or proceeding against Service Provider arising therefrom.

b.	Service Provider shall indemnify, defend and hold harmless Owner, PropCo, Ares, T-Holdco and their respective members, stockholders, directors, officers, trustees, employees, agents, successors and assigns (the “Indemnified Parties”) from and against all Claims incurred by or otherwise asserted against any of the foregoing arising out of: (i) any material breach, default or failure of performance of this Agreement by Service Provider or its directors, officers, employees, affiliates and agents that is related to the respective matter that is the subject of the indemnification; (ii) any acts of Service Provider or its directors, officers, employees, affiliates and agents outside the scope of Service Provider’s authority hereunder (and not otherwise consented by Owner); (iii) arising as a result of any claim or dispute between Service Provider and its employees or agents (other than any claim or dispute with an employee or employment candidate arising as a result of actions of Owner or Ares not consented to in writing by Service Provider, or action taken by Service Provider at the written direction of Owner or Ares), and/or (iv) constituting gross negligence, fraud, malfeasance, or willful, reckless or criminal misconduct. Provided, such indemnification shall not apply (i) if and to the extent Owner and the matter is fully indemnified by Service Provider’s insurance; or (ii) to the extent Owner shall have failed to maintain the insurance required to be maintained by Owner under the LLC Agreement and such insurance would have defended and paid for such matter. Service Provider, at its own cost and expense, shall defend any action or proceeding against Owner arising therefrom.

c.	The obligations of the parties under Section 5.01 are subject to the following conditions: (i) the party to be indemnified shall deliver a notice to the indemnifying party with respect to the matter promptly after the party to be indemnified becomes actually (and not constructively) aware of the same; and (ii) the party to be indemnified shall not take any actions, including any admission of liability, which would bar the indemnifying party from enforcing any applicable coverage under policies of insurance or prejudice any defense and related legal proceedings or otherwise prevent such indemnifying party from defending itself with respect to the matter.

d.	The terms of this Section 5.01 shall survive the expiration or earlier termination of this Agreement whether with or without cause.

5.02   Insurance.  During the term of this Agreement or for such longer periods of times as may be required under this Section 5.02 or in Schedule D, Service Provider shall procure and maintain the minimum insurance requirements set forth on Schedule D attached hereto (with such insurance companies, in such form, and with such endorsements, waivers, and deductibles, in each case, as reasonably designated or approved by Owner) naming Owner, PropCo and the Members, as applicable, as additional insureds thereunder.  Such insurance shall be, except as otherwise provided on Schedule D attached hereto, at Service Provider’s sole cost and expense, including the payment of any deductible or self-insured retention payable in connection therewith, provided that any of the required insurance coverage set forth on Schedule D may be covered by a blanket insurance policy, at the Service Provider’s discretion.  Without limiting the generality of the foregoing, Owner shall have the right, in the exercise of its sole and absolute discretion, to cause any of the required insurance coverage set forth on Schedule D, to the extent such insurance coverage is to be obtained or maintained at the sole cost of Owner (or PropCo), to be effected under a blanket insurance policy maintained by any Affiliate of Ares. Notwithstanding anything to the contrary contained herein, Ares has approved the insurance coverage obtained and maintained by Service Provider as of the Effective Date with respect to this Section 5.02.

5.03   Wavier of Claims and Subrogation.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EACH PARTY WAIVES ALL CLAIMS AGAINST THE OTHER PARTY, AND THE AFFILIATES, PARTNERS, MEMBERS, OFFICERS, EMPLOYEES, SHAREHOLDERS AND AGENTS OF SUCH OTHER PARTY, FOR ALL LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES INCLUDING ANY APPLICABLE DEDUCTIBLE OR RETENTION ON ACCOUNT OF FIRE, ACCIDENT OR OTHER CASUALTY, THE CAUSE OF WHICH IS INSURED AGAINST OR WHICH IS INSURABLE UNDER A STANDARD "ALL RISK" OR SPECIAL FORM PROPERTY

INSURANCE POLICY AVAILABLE IN THE STATE IN WHICH THE PROJECT IS LOCATED, REGARDLESS OF CAUSE OR ORIGIN, INCLUDING THE NEGLIGENCE OF ANY OTHER PARTY HERETO, ITS AFFILIATES, PARTNERS, MEMBERS, OFFICERS, EMPLOYEES, SHAREHOLDERS AND AGENTS.  EACH PARTY SHALL REQUIRE THAT ITS PROPERTY INSURANCE POLICIES MAINTAINED WITH RESPECT TO THE PROJECT, OR PROPERTY USED IN CONNECTION WITH THE PROJECT, SHALL CONTAIN WAIVERS OF SUBROGATION RIGHTS AGAINST THE OTHER PARTY AND ITS AFFILIATES, PARTNERS, MEMBERS, OFFICERS, EMPLOYEES, SHAREHOLDERS AND AGENTS.

ARTICLE 6

TERMINATION

6.01	Termination. Notwithstanding the provisions of Article 2 above, this Agreement may also be terminated as follows:

a.	automatically, in the event Owner sells or otherwise disposes of all or substantially all the Property or its interests in PropCo; or

b.

by Owner, from and after the delivery of a Removal Notice, regardless of whether Service Provider shall dispute (pursuant to the LLC Agreement) the existence of a Material Default and, notwithstanding anything to the contrary contained in this Agreement; or

c.

by Owner, in the event Service Provider defaults in the performance of any of its material obligations under this Agreement (other than defaults covered by the other applicable clauses of this Section 6.01) and fails to cure such default within fifteen (15) Business Days after its receipt from Owner or Ares of a notice of default (specifying in reasonable detail the nature of the default complained of); provided, however, that if such default cannot reasonably be cured within such fifteen (15) Business Days, then such additional period as shall be reasonable, provided that (i) on or prior to the expiration of such fifteen (15) Business Day period, Service Provider shall have delivered written notice to Owner setting forth, in reasonable detail, the steps Service Provider has taken to cure such default prior to the date of such written notice from Service Provider and the steps Service Provider intends to take in order to cure such default within the remaining time period within which to cure such default, and (ii) Service Provider has commenced to cure such default within such fifteen (15) Business Day period and thereafter has proceeded to prosecute such cure with due diligence and such cure is completed within sixty (60) Business Days after Service Provider’s receipt of the notice of default.

Notwithstanding anything herein to the contrary, if this Agreement is terminable by Owner pursuant to clauses (b) or (c) above, then Ares, on behalf of Owner, shall have the right to terminate this Agreement by written notice to Service Provider and to exercise any and all other rights and remedies available under this Agreement and at law or in equity.

6.02

Termination Compensation.  Upon any termination of this Agreement pursuant to Section 6.02, Owner shall pay to Service Provider within thirty (30) days of the date of termination all amounts accrued and unpaid to Service Provider through the applicable date of termination; provided, however, to the extent Service Provider has received any portion of the Fees which as of the date on which such termination occurred was unearned by Service Provider, Service Provider shall reimburse Owner for the amount of such unearned Fees.

6.03

Delivery Upon Termination.  Upon termination of this Agreement for any reason, the Service Provider shall at Owner’s reasonable cost and expense (i) deliver to Owner or such Person as Owner shall specify, all monies, deposits and other assets of Owner and/or PropCo in the possession or control of Service Provider and all records, contracts, leases, receipts for deposits, unpaid bills and other papers or documents that pertain to the business of Owner and/or PropCo in the possession or control of Service Provider, all of which shall be delivered immediately upon such termination, and (ii) otherwise cooperate with Owner and its officers, directors, shareholders and agents to ensure a smooth transition of the Services to a successor service provider.

6.04

Survival of Obligations.  All obligations of the parties hereunder, which per their express terms survive termination of this Agreement, shall survive termination of this Agreement. Without limiting the generality of the foregoing, all representations and warranties of the parties contained herein shall survive the termination of this Agreement for a period of one (1) year after such termination date, and the indemnification obligations of Owner and Service Provider hereunder shall survive the termination of this Agreement.

ARTICLE 7

COMPLIANCE

7.01	REIT Compliance.

a.	Owner shall have the right to delegate such additional services to Service Provider (the “REIT Services”) in furtherance of ensuring that the nature of the Property and gross revenues would permit Ares REIT, and the PropCo that has made a REIT Election, to qualify for and maintain its status as a REIT under the Code including, without limitation, through the satisfaction of the following requirements: (i) at least seventy-five percent (75%) of the assets of the Owner and the PropCo at the close of any calendar quarter qualify as “real estate assets” for purposes of Section 856(c)(4)(A) of the Code, (ii) no more than twenty-five percent (25%) of the assets of the Owner and the PropCo at the close of any calendar quarter will consist of assets described in Section 856(c)(4)(B) of the Code, (iii) no asset of the Owner or the PropCo at the close of any calendar quarter will violate or exceed the limitations described in Section 856(c)(4)(B)(iv)(I), (II) or (III) of the Code (determined as if the Owner and the PropCo were a REIT), (iv) at least seventy-five percent (75%) of the gross income of the Owner and the PropCo in any calendar year will qualify as income described in Section 856(c)(3) of the Code and at least ninety-five percent (95%) of the gross income in any calendar year will qualify as income described in Section 856(c)(2) of the Code, (v) no portion of the gross revenues or net income of the Owner and the PropCo in any calendar year will constitute income from a “prohibited transaction” as defined in Section 857(b)(6)(B)(iii) of the Code, (vi) no amount of the Owner’s or the PropCo’s assets will be described in Section 1221(a)(1) of the Code (other than “foreclosure property” as defined in Section 856(e) of the Code), (vii) no more than twenty percent (20%) of the assets of the Owner shall consist of interests in any “taxable REIT subsidiary” of the Ares REIT (or the Owner or the PropCo if any of the foregoing is taxed as a REIT); and (viii) no more than twenty-five percent (25%) of the value of the assets of the Owner and the PropCo shall consist of “nonqualified publicly offered REIT debt instruments” within the meaning of Code Section 856(c)(4)(B)(iii). Owner shall describe such REIT Services in reasonable detail in writing for Service Provider to perform and Service Provider agrees to use efforts consistent with the Performance Standard to perform such REIT Services (or to cause a third party consultant or service provider approved by Owner in accordance with Section 4.02), as delegated and described by Owner.

b.	Without limiting the generality of the foregoing, the Service Provider hereby agrees that the Owner and each of the future operations of the subsidiaries of the Owner (including the PropCo) shall be managed and conducted in compliance with the guidelines set forth on Exhibit D of the LLC Agreement and made a part hereof and any other REIT Services guidelines that may be provided by Ares to the Manager in writing from time to time and which in Ares's reasonable judgment are necessary or desirable to assure compliance with the foregoing provisions of this Section 7.01.

c.	The Service Provider shall cooperate in all reasonable respects with respect to (i) structuring the acquisition and operation of the Property, (ii) changing the structure of the ownership or operation of the Property, in a manner that would allow the Owner if it made an election under Section 856 of the Code to qualify as a REIT and not incur any amount of tax pursuant to Section 857 or 4981 of the Code, (iii) in the discretion of and upon request by Ares, structuring the acquisition, operation or ownership of the Property in a manner that would allow Ares to invest in all or a part of the Property, through one or more taxable REIT subsidiaries (as defined in Section 856(l) of the Code), and (iv) solely at the election of the Ares (or its owners), conducting any permitted sale of the Owner and/or Property (A) as a sale of the membership interests in the Owner or (B) as a sale of all of the membership interests in the PropCo that has made the REIT Election for the taxable year prior to such sale, or earlier; provided, however, in all instances, any actions or matters so undertaken by the Owner or with respect to any of the Property shall be structured after giving consideration to the burden and/or tax consequences thereof to the other Members. In all events, the buyer of Owner or the Propco that has made the REIT Election shall covenant in the applicable purchase and sale agreement to maintain the status of any acquired REIT as a REIT until at least the beginning of the tax year following the tax year that such sale closes.

d.	The foregoing provisions are intended to ensure that the assets, income and operations of the Owner or the PropCo are such that they will satisfy the various provisions of the Code that restrict the assets, income and operations of REITs and thereby ensure that the REIT status of the Ares REIT will not be jeopardized by its direct and indirect ownership of an interest in the Owner. In the event that any additional duties, obligations, requirements, limitations, or parameters with respect to the assets, income, or operations of REITs are (i) imposed by any new provisions of the Code or Treasury Regulations, any amendments to the Code or Treasury Regulations or by any judicial precedent or any notice, ruling or release of the Treasury Department or the Internal Revenue Service, or (ii) deemed necessary or desirable in the sole but reasonable discretion of Ares, Ares may unilaterally amend the provisions of this Section 7.01 to the extent required to ensure that the assets, income or operations of the Owner will not jeopardize the REIT status of the Ares REIT. Ares shall pay the costs of incurred with respect to such amendment.

7.02

Anti-Corruption Policy. The Service Provider shall comply with, and shall cause its officers, directors, employees and agents to comply with (i) the Ares’s anti-corruption policy existing from time to time to the extent a copy of such policy is provided to Service Provider in writing (the “Anti-Corruption Policy”) and (ii) applicable anti-corruption laws, including commercial bribery laws, in connection with the performance of all duties and obligations related to the LLC Agreement.  Service Provider shall promptly notify the Owner in writing it becomes aware of facts or information which suggest a breach of the foregoing Anti-Corruption covenant, the Anti-Corruption Policy or applicable anti-corruption laws, including OFAC Laws and Regulations and commercial bribery laws.

ARTICLE 8

NOTICES, ETC.

8.01

Notices.  All notices, demands, requests, or other communications (collectively, “Notices”) provided for in this Agreement shall be in writing and delivered: (i) by email (provided the recipient(s) thereof confirms receipt by reply e-mail or, if there is no reply e-mail, with the original to be sent the same day by a nationally recognized overnight courier service for next Business Day delivery); or (ii) by a nationally recognized overnight courier service for next Business Day delivery, to Owner or Service Provider at the address set forth below following the signature blocks for this Agreement, or at such other address as they individually may specify thereafter in writing. Each Notice which shall be sent by nationally recognized overnight courier service in the manner described shall be deemed sufficiently given, served, sent, received, or delivered for all purposes on the day the Notice is delivered to the addressee (with the return receipt, the delivery receipt, or the affidavit of messenger being deemed conclusive (but not exclusive) evidence of such delivery), provided that such day is a Business Day (if such day is not a Business Day, such Notice shall be deemed given and received on the first Business Day following such day), or if delivery is refused, then on the day that delivery of the Notice is refused by the addressee upon presentation, provided that such day is a Business Day (if such day is not a Business Day, such Notice shall be deemed given and received on the first Business Day following such day).  Each Notice which shall be emailed in the manner described above shall be deemed sufficiently given, served, sent, received, or delivered for all purposes on the date of such email provided that (a) such email is transmitted (y) prior to 5:00 P.M. (New York time) on a Business Day (if such email is transmitted on a day that is not a Business Day or such email is received after 5:00 P.M. (New York time) on a Business Day, such Notice shall be deemed given and received on the first Business Day following such day) and (b) if required by this Section 8.01, a copy of such notice is sent by nationally recognized overnight courier service, as provided above.

8.02

Consents and Approvals.  All consents and approvals required hereunder shall be in writing, signed by the party charged with the obligation, right, or privilege of granting such consent, approval, or notice.

8.03	Confidentiality. Section 12.2 of the LLC Agreement is hereby incorporated by reference as if fully set forth herein, mutatis mutandis.

8.04

No Assignment.  This Agreement may not be assigned by Service Provider or Owner without the prior written consent of the other party. Any purported assignment in violation of this Section 8.04 is void ab initio. A majority equity transfer in Owner or Service Provider shall constitute an assignment for purposes of this section. Subject to the provisions hereof, all the covenants, conditions, and obligations contained in this Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Owner and the Service Provider to the same extent as if each successor and assignee were in each case named as a party to this Agreement.  Notwithstanding anything to the contrary contained herein, Owner shall have the right to collaterally assign this Agreement to any lender providing financing for the Property and Service Provider shall cooperate with Owner in connection therewith.

8.05	Pronouns. All nouns and pronouns shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

8.06	Amendments. Except as otherwise herein provided, any and all amendments, additions, or deletions to this Agreement shall be null and void unless approved by the parties in writing.

8.07

Complete Agreement.  This Agreement together with all schedules attached hereto and made part hereof, supersedes and takes the place of any and all previous agreements entered into between the parties relating to the management of the Property.

8.08	Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State in which the Property is located.

8.09   Severability.  If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation is held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it or its application valid or enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of such provisions shall not be affected thereby.

8.10

OFAC.  Owner and Service Provider each represent and warrant to the other (for themselves, only) that each is currently in compliance with, and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with, the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental actions relating thereto.

8.11

Headings.  All headings and subheadings used in this Agreement and in the accompanying schedules are solely for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

8.12

Estoppel Certificates.  Each party hereto shall, from time to time, upon not less than fifteen (15) days’ notice from the other party, execute and deliver to the other party a certificate stating that this Agreement is unmodified and in full force and effect, or, if modified, that this Agreement is in full force and effect as modified, and stating the modifications and stating whether or not, to the best of the certifying party’s knowledge, the other party is in default in any respect under this Agreement, and, if in default, specifying the nature and character of such default.

8.13

No Waiver.  No waiver by either party of any default of any other party or of any event, circumstance or condition permitting a party to terminate this Agreement shall constitute a waiver of any other default of the other party or of any other event, circumstance or condition, permitting such termination, whether of the same or of any other nature or type and whether preceding, concurrent or succeeding; and no failure on the part of either party to exercise any right it may have by the terms hereof or by law upon the default of the other party and no delay in the exercise of such right shall prevent the exercise thereof by the non-defaulting party at any time when the other party may continue to be so in default, and no such failure or delay and no waiver of default shall operate as a waiver of any other default, or as a modification in any respect of the provisions of this Agreement.  The subsequent acceptance of any payment or performance pursuant to this Agreement shall not constitute a waiver of any preceding default by a defaulting party or of any preceding event, circumstance or condition permitting termination hereunder, other than default in the payment of the particular payment or the performance of the particular matter so accepted, regardless of the non-defaulting party’s knowledge of the preceding default or the preceding event, circumstance or condition, at the time of accepting such payment or performance, nor shall the non-defaulting party’s acceptance of such payment or performance after termination constitute a reinstatement, extension or renewal of this Agreement or revocation of any notice or other act by the non-defaulting party.

8.14

Attorneys’ Fees.  Should any action or proceeding be commenced between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any Person (as defined in the LLC Agreement)

in relation thereto, the party or parties prevailing in such action or proceeding shall be entitled, in addition to such other relief as may be granted, to an award of all actual, reasonable attorneys’ fees and costs incurred in such action or proceeding, without regard to any schedule or rule of court purporting to restrict such an award, including, without limitation, actual, reasonable attorneys’ fees, costs and expenses incurred in connection with (a) enforcing, perfecting and executing such judgment, (b) post-judgment motions; (c) contempt proceedings; (d) garnishment, levee, and debtor and third-party examinations; (e) discovery; and (f) bankruptcy litigation.

8.15

Equitable Remedies.  Each party hereto shall, in addition to all other rights provided herein or as may be provided by law, and subject to the limitations set forth herein, be entitled to all equitable remedies including those of specific performance and injunction, to enforce such party’s rights hereunder.

8.16

Remedies Cumulative.  Each right, power, and remedy provided for herein or now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for herein or now or hereafter existing at law, in equity, by statute or otherwise, and the exercise or beginning of the exercise or the forbearance of exercise by any party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such party of any or all of such other rights, powers or remedies.

8.17

Limitation of Liability.  Notwithstanding anything to the contrary, if Service Provider shall recover any judgment against Owner in connection with this Agreement, Service Provider shall look solely to Owner for the collection or enforcement of any such judgment, and no other assets of Owner shall be subject to levy, execution or other process for the satisfaction or enforcement of such judgment. Notwithstanding anything to the contrary in this Agreement, Service Provider shall not be responsible and neither Owner nor Ares shall be entitled to make any claims against Service Provider for any punitive, special, incidental or consequential damages, including damages for loss of profits or revenue, cost of capital, loss of use, or diminution of value, regardless of whether a claim is based on contract, tort (including negligence), strict liability, or any other legal or equitable principle; provided, however, that the foregoing limitation of liability shall not be applicable to the extent any such consequential, speculative and punitive damages are required to be paid to a third party by a judgment or order of a court of competent jurisdiction.

8.18

WAIVER OF JURY TRIAL.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LEGAL REQUIREMENTS, ANY RIGHT THAT EITHER PARTY OR THEIR HEIRS, PERSONAL REPRESENTATIVES, SUCCESSORS OR ASSIGNS MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH, OR IN RESPECT OF ANY COURSE OF CONDUCT, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY PARTY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT.

8.19

Counterparts.  This Agreement may be executed in any number of counterparts, including counterparts transmitted by e-mail, any one of which shall constitute an original of this Agreement.  When counterparts or e-mail copies have been executed by all parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same documents and copies of such documents shall be deemed valid as originals. The parties agree that all such signatures may be transferred to a single document upon the request of any party. This Agreement shall not be binding unless and until it shall be fully executed and delivered by all parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the parties have executed this Agreement on the day and year first above written.

OWNER:SERVICE PROVIDER:

[________________________],TREV OPCO LLC

By: _____________________________________ Name: _____________________________________	By: _____________________________________ Name: _____________________________________
Title: ______________________________________	Title: ______________________________________

OWNER’S ADDRESSSERVICE PROVIDER’S ADDRESS

[_______________]  [_______________]

[_________________]  [_______________]

[__________________]  [_______________]

Attn: [_______________]  Attn: [_______________]

Email: [________________]Email: [_______________]

and:

[__________________]

[___________________]

[____________________]

Attn: [_________________]

Email: [_________________]

With a copy to:

[__________________]

[___________________]

[____________________]

Attn: [_________________]

Email: [_________________]

SCHEDULE A

SCHEDULE B

SCHEDULE C

SCHEDULE D